Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

VOCUS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

VOCUS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware:

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation (the “Board of Directors”), in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors hereby creates out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), a new series of Preferred Stock, and hereby states the designation and the number of shares of such series and fixes the relative, participating, optional or other special rights, preferences, privileges, powers, restrictions, qualifications and limitations thereof as follows:

Series B Junior Participating Preferred Stock:

Section 1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series shall be One Hundred Thousand (100,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior Participating Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any class or series of capital stock of the Corporation ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock, in preference to the holders of Common Stock, $0.01 par value per share (the “Common Stock”), of the Corporation, and of any class or series of capital stock of the Corporation ranking junior to the Series B Junior Participating Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest whole cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall at any time after the date of filing of this Certificate of Designation declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) and the Corporation shall pay such dividend or distribution on the Series B Junior Participating Preferred Stock before the dividend or distribution declared on the Common Stock is paid or set apart; provided, however, that, in the event that no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an

amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision, combination of consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided in this Certificate of Designation or as required by law, the holders of shares of Series B Junior Participating Preferred Stock, the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series B Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”), which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, the number of directors constituting the Board of Directors shall automatically be increased by two (2) immediately prior to an annual or special meeting of stockholders called in accordance with this Section 3(C) to effect the election of such directors, and, in addition to voting together with the holders of the Common Stock for the election of other directors of the Corporation at an annual meeting, the holders of record of the Series B Junior Participating Preferred Stock, shall, voting together with the holders of any other series of Preferred Stock entitled to vote thereon, voting together as a single class to the exclusion of the holders of Common Stock, shall have the right, to elect two (2) directors. During any default period, any director who shall have been so elected pursuant to the provisions of this Section 3(C) may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares of Series B Junior Participating Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders.

(ii) During any default period, the voting rights of the holders of Series B Junior Participating Preferred Stock provided in this Section 3(C) may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The absence of a quorum of the holders of Common Stock at any annual or special meeting of stockholders shall not affect the exercise by the voting rights provided to the holders of Series B Junior Participating Preferred Stock by this Section 3(C). For so long as there shall be any shares of Series B Junior Participating Preferred Stock then outstanding, and during the continuance of any default period, the number of directors constituting the Board of Directors may not be increased or decreased without the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series B Junior Participating Preferred Stock and any other series of Preferred Stock entitled to vote thereon, voting together as a single class.

(iii) Unless the holders of the Series B Junior Participating Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors as provided in this Section 3(C), the Board of Directors shall immediately call a special meeting of the holders of Series B Junior Participating Preferred Stock upon the request of the holders of at least twenty percent (20%) in number of shares of Series B Junior Participating Preferred Stock and any other series of Preferred Stock entitled to vote thereon then outstanding, which such meeting shall be called for a date not earlier than 10 days and not later than 60 days after the Corporation’s receipt of such request. Notwithstanding the provisions of this Section 3(C), no such special meeting shall be called during the period sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders. Notice of such special meeting and of any annual meeting at which holders of Series B Junior Participating Preferred Stock are entitled to vote pursuant to this Section 3(C) shall be given to each holder of record of Series B Junior Participating Preferred Stock by mailing a copy of such notice to such holder at his last address as the same appears on the books of the Corporation.

(iv) Immediately upon the expiration of a default period, (x) the right of the holders of Series B Junior Participating Preferred Stock to elect directors as provided in this Section 3(C) shall cease, (y) the term of any directors elected by the holders of Series B Junior Participating Preferred Stock and any other series of Preferred Stock entitled to vote thereon shall terminate, and (z) the number of directors constituting the Board of Directors shall automatically be reduced by two (2).

(D) Except as set forth herein, or as otherwise provided by law, holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 are in arrears,

thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on or make any other distributions on any shares of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem, purchase or otherwise acquire for consideration shares of any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock or, with the consent of the Board of Directors, purchase or otherwise acquire shares from employees upon their termination of employment; or

(iv) purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of capital stock of the Corporation ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or otherwise, no distribution shall be made to the holders of shares of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). In the event, however, that there are not sufficient assets of the Corporation available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock then outstanding, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then the remaining assets available for distribution shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”), equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below) (such number in clause (ii), the “Adjustment Number”). In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(B) Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets of the Corporation legally available to be distributed to stockholders of the Corporation in the ratio of the Adjustment Number to 1 with respect to such Series B Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

(C) In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(D) Neither the consolidation, merger or other combination of the Corporation with or into any other corporation or the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for, converted into or changed into other stock or securities, cash and/or any other property, then in any such case, each share of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged for, converted into or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged for, converted into or changed into. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series B Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise (for purposes of clarification, the Series B Junior Participating Preferred Stock shall rank junior in all respects to the Series A Convertible Preferred Stock, $.01 par value, of the Company, including, without limitation, in respect of any dividends or upon liquidation, dissolution or winding up and any “Liquidation Event” (as such term is defined in the Certificate of Designation of Series A Convertible Preferred Stock of the Company)).

Section 10. Amendment. For so long as there shall be any shares of Series B Junior Participating Preferred Stock then outstanding, the certificate of incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a single class.

Section 11. Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, said Vocus, Inc. has caused this Certificate to be executed and acknowledged, this 13th day of May, 2013.

VOCUS, INC.

/s/ Stephen Vintz
Name:	Stephen Vintz
Title:	Chief Financial Officer